Exhibit 3.5


                           CERTIFICATE OF ELIMINATIONS

                                       OF

                          SERIES A JUNIOR PARTICIPATING

                                 PREFERRED STOCK

                                       OF

                       INTEGRATED DEVICE TECHNOLOGY, INC.
                           (Pursuant to Section 151(g)
                    of the Delaware General Corporation Law)


         Integrated Device Technology, Inc., a Delaware corporation (the "Corporation"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151(g) of the Delaware General Corporation Law at a meeting duly called and held on December 8, 1998:

                  RESOLVED, that because no shares of the Series A Junior Participating Preferred Stock designated by the Certificate of Designations filed with the Secretary of State of the State of Delaware on December 21, 1988 are outstanding because none were issued, and that none will be issued subject to such Certificate of Designations, pursuant to Section 151(g) of the Delaware General Corporation Law the Corporation hereby eliminates from the Corporation's Certificate of Incorporation all matters set forth in such Certificate of Designations with respect to such series of stock.

         IN WITNESS WHEREOF, said corporation has caused this Certificate of Eliminations to be executed by its duly authorized officer this 17th day of December, 1998.


                                  INTEGRATED DEVICE TECHNOLOGY, INC.

                                  By: /s/ Jack Menache
                                      ------------------------------------------
                                      Jack Menache, Vice President and Secretary